Ex-10(B)

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

      AGREEMENT dated as of June 2, 2003 between Comtech Telecommunications Corp., a Delaware corporation (the "Company"), and Robert G. Rouse ("Executive").

                               W I T N E S S E T H

      WHEREAS, Executive is employed as a senior executive of the Company pursuant to an Employment Agreement dated as of July 16, 2001. The Company and Executive desire to extend the term of Executive's employment and effect certain other changes.

      Accordingly, the Company and Executive hereby amend and restate the Employment Agreement to read in its entirety as follows:

      1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below and shall include the plural as well as the singular:

            (a) "Affiliate" shall mean any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any other Person.

            (b) "Annual Base Salary" shall mean Executive's annual base salary, as determined from time to time in accordance with Section 5(a) hereof.

            (c) "Cause" shall mean the termination of Executive's employment with the Company for any of the reasons or causes set forth below:

                  (i) willful misconduct, dishonesty, misappropriation, breach of fiduciary duty or fraud by Executive with regard to the Company or any of its assets or businesses;

                  (ii) conviction of Executive or the pleading of nolo
            contendere with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or

                  (iii) any material breach by the Executive of the provisions of this Agreement which is not cured within thirty days after written notice to Executive of such breach from the Chief Executive Officer of the Company.

            (d) "Disability" shall mean the inability to perform substantially all of Executive's duties in the capacity hereinafter set forth for a period of not less than 60 consecutive days or any 90 days in any six-month period.

            (e) "Person" shall mean any individual, partnership, firm, trust, corporation or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company, such syndicate or group shall be deemed a "Person" for purposes of this Agreement.

      2. Employment. The Company hereby employs Executive in the capacity hereinafter set forth, and Executive accepts such employment, upon the terms and conditions herein set forth.

      3. Term. This Agreement shall be for a term commencing on the date hereof and ending on July 31, 2005 (the "Expiration Date"); provided, however, that the Expiration Date shall be automatically extended (subject to Sections 7, 8, and 9 of this Agreement) for successive one-year periods unless either party gives notice of non-extension to the other at least three months in advance of the then current Expiration Date. The period during which Executive is employed by the Company pursuant to this Agreement is referred to hereafter as the "Term".

      4. Duties and Responsibilities. During the Term, Executive shall serve as and have the title of Senior Vice President and Chief Financial Officer of the Company, or such other equivalent or more senior positions and titles as the Board of Directors of the Company may determine. In serving in such capacities, he shall perform such duties and have such responsibilities, consistent with his executive position, as the Board of Directors of the Company and/or the Chief Executive Officer of the Company, may from time to time determine and assign to Executive. Executive shall perform his duties hereunder at the Company's principal executive offices in Melville, New York or such other location within Long Island at which such offices may be located from time to time in the discretion of the Board of Directors, and shall travel as may be required from time to time in connection with the performance of his duties hereunder. During the Term, Executive agrees that he will (i) devote his full business time, attention, skill and efforts to the performance of his duties hereunder and (ii) generally promote the interests of the Company and its clients.

      5. Compensation. As compensation for services hereunder and in consideration of the covenants contained herein, during the Term, Executive shall be entitled to receive the following compensation:

            (a) Base Compensation. The Company shall pay Executive, in accordance with the Company's normal payroll practices and subject to required withholding, an Annual Base Salary during the Term at the rate per annum of $270,000 commencing the date hereof (to be automatically increased to $285,000 as of August 1, 2003.) The Company's Board of Directors may, in its sole discretion, increase the Annual Base Salary. Once increased, the Annual Base Salary may not be decreased without Executive's prior written consent.

            (b) Incentive Compensation. Incentive Compensation for each fiscal year in which any part of the Term falls in an amount (not to exceed Executive's Base Salary at the rate then in effect) equal to 1.5% of the Company's Pre-Tax Income for each such fiscal year, plus such additional amounts, if any, as the Board of Directors may from time to time determine; provided, however, that if the Employment Period terminates other than at the end of a fiscal year, Incentive Compensation shall be based upon the Company's Pre-Tax income for the then current fiscal year through the most recent fiscal quarter ended prior to such termination. For purposes of this Section 5(b):

                  (i) The Company's "Pre-Tax Income" for any fiscal year or period shall be the consolidated earnings of the Company and its subsidiaries for such fiscal year or period, as determined by the independent accounting firm employed by the Company as its regular auditors in accordance with generally accepted accounting principles applied on a consistent basis, before (i) any extraordinary item, (ii) provision for federal, state or municipal income taxes thereon, (iii) provision for any Incentive Compensation payable to Executive hereunder, (iv) any write-off of in-process research and development acquired, and (v) at the discretion of the Compensation Committee of the Company's Board of Directors, any non-recurring items.

                  (ii) Incentive Compensation payable with respect to any fiscal year shall be paid to Executive promptly after completion of the Company's audited year-end financial statements for such fiscal year, or, for purposes of the proviso in paragraph (b), promptly after completion of the relevant unaudited quarterly statements, as the case may be. At the discretion of the Compensation Committee, one-third of the amount of any Incentive Compensation may be paid by the issuance to Executive of shares of Common Stock of the Company having an aggregate fair market value as of the day prior to issuance equal to such one-third of the Incentive Compensation. The per share fair market value of the Common Stock as of a date, for purposes of this provision, shall be the average mean of the daily high asked and low bid prices of the Common Stock, if then traded in the over-the-counter market, or the average mean of the daily high and low closing prices of the Common Stock, if then traded on the National Market System of the NASDAQ Stock Market or on a national securities exchange, for the 30 trading days immediately preceding the relevant date.

      6. Other Compensation and Benefits. In addition to the compensation provided for under Section 5, during the Term, Executive shall be entitled to:

            (a) participate in all benefit, pension, retirement, savings, welfare and other employee benefit plans and policies in which members of the Company's senior management generally are entitled to participate, in accordance with their respective terms as in effect from time to time.

            (b) receive all fringe benefits and perquisites generally maintained by the Company from time to time for members of senior management, including, without limitation, reimbursement for all reasonable, ordinary and necessary business and entertainment expenses incurred in the performance of his services hereunder, in accordance with the Company's policies as in effect from time to time;

            (c) the accrual of vacation days at the rate of three weeks per annum in accordance with the Company's policies as in effect from time to time; provided, however, that such accrual will increase to the rate of four weeks per annum on August l, 2005, if the executive is then employed by the Company; and

            (d) at the Company's cost and expense during the Term, and subject to Executive's insurability, insurance covering Executive's life in the amount of $1 million (or, if higher, three times Executive's then Annual Base Salary) (including any insurance obtained pursuant to Section 6(a) or (b) hereof) plus such additional amounts, if any, as the Board of Directors may from time to time determine, payable to his estate or such other person or persons as he may from time to time direct. (In addition to this insurance, the Company, in its discretion, and at its own cost and expense, may also obtain insurance covering Executive's life in such amount as it considers advisable, and payable to the Company, Executive agrees to cooperate fully to enable the Company to obtain such insurance.)

      7. Termination by the Company for Cause or Disability.

            (a) Subject to the provisions of this Agreement, the Company may immediately terminate Executive's employment hereunder for Cause upon written notice of such termination, in which case the Company shall have no other liability or obligation to Executive hereunder except to pay to Executive, when otherwise due: (i) all accrued and unpaid Annual Base Salary to the date of termination, (ii) reimbursement of any unpaid business expenses, and (iii) any accrued but unpaid Incentive Compensation under Section 5(b) for the fiscal year preceding the fiscal year in which the termination occurs and/or for the then current fiscal year, pursuant to the proviso in paragraph 5(b).

            (b) In the event of Executive's Disability, the Company may terminate Executive's employment hereunder upon 30 days prior written notice, in which case the Company shall have no other liability or obligation to Executive hereunder except to pay to Executive (i) all accrued and unpaid Annual Base Salary to the date of termination, (ii) reimbursement of any unpaid business expenses, and (iii) any accrued but unpaid Incentive Compensation under Section 5(b) for the fiscal year preceding the fiscal year in which the termination occurs and/or for the then current fiscal year, pursuant to the proviso in paragraph 5(b) (the payments provided for under clauses (i), (ii), and (iii) of Sections 7(a) and 7(b) being collectively referred to as the "Accrued Obligations").

      8. Death of Executive. In the event of Executive's death, the Term of this Agreement shall terminate and the Company shall have no other liability or obligation to Executive hereunder other than to pay to Executive's estate, the Accrued Obligations.

      9. Other Termination by Company.

            (a) Subject to Section 9(b), in the event the Company terminates Executive's employment hereunder prior to the Expiration Date other than pursuant to Section 7 hereof, then Executive shall be entitled, subject to
Section 12 hereof, to receive from the Company (i) the Accrued Obligations (ii) continued medical and dental benefits coverage through the Expiration Date and
(iii) as severance, continued payment of the Annual Base Salary (at the rate then in effect) through the Expiration Date (subject to applicable withholding), payable in accordance with the Company's normal payroll practices; provided, however, that (x) the severance amounts otherwise payable by the Company shall be reduced by any amounts that Executive may receive from any other employment or consulting arrangement for services prior to the Expiration Date and (y) the Company's obligations to pay severance shall terminate upon a material breach by Executive of his obligations under Section 10 hereof. Executive acknowledges and agrees that (i) the severance compensation provided under this Section 9 shall be in lieu of any other severance benefits to which Executive may otherwise be entitled, all rights to which Executive hereby irrevocably waives, and (ii) the failure of the Company to offer to continue Executive's employment from and after the Expiration Date shall not entitle Executive to any severance under this Agreement.

            (b) If, prior to the Expiration Date, the Company terminates Executive's employment other than pursuant to Section 7 hereof or the Executive terminates his employment due to a material diminution in his responsibilities, including a material diminution resulting from the Company becoming privately held, or becoming a subsidiary or division of another entity as a result of a Change in Control, as such term is defined in the Company's 2000 Stock Incentive Plan, and any such termination occurs (i) after the occurrence of a Change in Control, as so defined, and (ii) at a time when Fred Kornberg is not the Chief Executive Officer of the Company, then the Company shall pay to Executive, in lieu of the amounts provided in Section 9(a) hereof, within 30 days after the effective date of the termination, a lump sum equal to 299% of Executive's Annual Base Salary at the rate then in effect.

      10. Non-Competition; Non-solicitation; Inventions; Confidential
Information.

            (a) Executive acknowledges that his services hereunder are of a special and unique nature and his position with the Company places him in a position of confidence and trust with clients and employees of the Company. Therefore, and in consideration of the Company's performance of its covenants and agreements under this Agreement, Executive will not at any time during his employment with the Company and for a period of one year thereafter (the "Restrictive Period"), directly or indirectly, engage in any business (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise) that directly competes with the Company in the telecommunications transmission, RF microwave amplifiers or mobile data communications services market areas.

            (b) Executive agrees that he will not (except on behalf of the Company during his employment with the Company), during the Restrictive Period, employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is or was an employee of the Company at any time during the period commencing 12 months prior to the termination of Executive's employment with the Company. After termination of Executive's employment with the Company: (i) Executive will refrain from disparaging, whether orally, in writing or in other media, the Company, its Affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (ii) the Company will not disparage Executive or otherwise comment upon the employment performance of Executive other than as may be required by law or as requested by Executive.

            (c) Any discovery, design, invention or improvement (whether or not patentable) that Executive develops during his employment with the Company (whether or not during his regular working hours or on the Company's premises) and that is related to the Company's business or operations as then conducted or contemplated, shall belong solely to the Company and shall be promptly disclosed to the Company. During the period of his employment with the Company and thereafter, Executive shall, without additional compensation, execute and deliver to the Company any instruments of transfer and take any other action that the Company may reasonably request to carry out the provisions of this paragraph, including executing and filing, at the Company's expense, patent and/or copyright applications and assignments of such applications to the Company.

            (d) Executive will not at any time, directly or indirectly, without the Company's prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company's business or in the Executive's performance of his responsibilities as the Company's Chief Financial Officer) any confidential, proprietary or trade secret information that was either acquired by him during his employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the "Confidential Information"). After termination of Executive's employment with the Company for any reason and upon the written request of the Company, Executive shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (i) information that is already in the public domain at the time of its disclosure to Executive; (ii) information that, after its disclosure to Executive, becomes part of the public domain by publication or otherwise other than through Executive's act; and (iii) information that Executive received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.

      11. Specific Performance. Executive acknowledges that, in view of the nature of the Company's business, the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company and its Affiliates and that any violation of such restrictions will result in irreparable injury to the Company for which money damages will not be an adequate remedy. Accordingly, Executive agrees that, in addition to such money damages, he may be restrained and enjoined from any continuing breach of such covenants without any bond or other security being required by any court. If any restriction contained in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated thereby.

      12. General Release of the Company. In consideration of the payments and other undertakings set forth herein, Executive acknowledges that upon the termination of his employment with this Company, the execution of a release, in substantially the form attached hereto as Exhibit A, is an express condition to his right to receive severance compensation pursuant to Section 9 hereof in the event such section is applicable.

      13. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, by Federal Express, Express Mail or similar overnight delivery or courier service, or by telecopy. Notice to Executive shall be delivered to his address set forth at the foot of this Agreement, and notice to the Company shall be sent as follows:

            c/o Comtech Telecommunications Corp.
            105 Baylis Road
            Melville, Long Island, NY 11747
            Attention: Fred Kornberg

      Any notice given by certified mail shall be deemed given five days after the time of certification thereof. Any notice given by other means permitted hereby will be deemed given at the time of receipt thereof. Either party may by notice given in accordance herewith to the other party, designate another address or person for receipt of notices hereunder.

      14. Successors-, Binding Agreement. Neither party may assign this Agreement; provided, however, this Agreement and the rights of the Company hereunder may be assigned, without the consent of Executive, to any purchaser or other transferee of all or substantially all of the business and/or assets of the Company. The Company shall require any such transferee to expressly assume and agree, in a written instrument in form and substance satisfactory to Executive and his counsel, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors permitted assigns, heirs and representatives.

      15. Separability. If any provisions of this Agreement shall be declared invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

      16. Waiver. The rights of each party hereunder may be waived only by a writing signed by the waiving party giving such waiver expressly setting forth the rights so waived and the matters as to which they are so waived, and any such waiver shall be limited to the matters expressly set forth in such writing. No failure or delay of any party hereto in enforcing any of its rights hereunder at any time shall constitute or evidence any waiver of such rights.

      17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together will constitute one document.

      18. Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to be of any substance.

      19. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Agreement may not be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.

      20. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of law principles.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        COMTECH TELECOMMUNICATIONS CORP.

                                        By: /s/ Fred Kornberg
                                            ------------------------------------
                                                    Authorized Signatory


                                        EXECUTIVE:

                                          /s/ Robert G. Rouse
                                          --------------------------------------
                                          Name:    Robert G. Rouse
                                          Address: 11 Mulberry Drive
                                                   Huntington, New York 11743

                                    Exhibit A

                                 General Release

      For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, for myself and my successors, assigns, heirs and representatives (each, a "Releasing Party"), hereby release and forever discharge Comtech Telecommunications Corp. (the "Company"), its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a "Released Party"), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the "Released Claims") which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company's business, my employment with the Company or the termination of such employment; provided, however, that this General Release shall have no effect whatsoever upon the Company's obligations, if any, to pay severance compensation pursuant to the Amended and Restated Employment Agreement between the undersigned and the Company, dated June 2, 2003 or the rights of the undersigned to enforce such obligations.

      The Released Claims include, without limitation, (a) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (b) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (c) all claims for attorneys' fees and costs.

      I understand and acknowledge that I am hereby being advised to consult with an attorney prior to signing this General Release. My decision to sign this General Release is my own voluntary decision made with full knowledge that I have been advised to consult with an attorney and I intend to be bound by this General Release in accordance with its terms.


Dated:
       -----------                      ----------------------------------------
                                        Robert G. Rouse